EXHIBIT 1.1

AGREEMENT OF SALE AND LEASEBACK

THIS AGREEMENT OF SALE AND LEASEBACK (this “Agreement”) made as of November 5, 2010 (the “Effective Date”), by and between THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (“A&P”), PATHMARK STORES, INC., a Delaware corporation (“Pathmark”), PLAINBRIDGE LLC, a Delaware limited liability company (“Plainbridge”), UPPER DARBY STUART, LLC, a Delaware limited liability company (“UP STUART”), and LANCASTER PIKE STUART, LLC, a Delaware limited liability company (“LP STUART”), each having an address at Two Paragon Drive, Montvale, New Jersey 07645 (collectively referred to herein as “Seller”), and WE APP I LLC, a Delaware limited liability company, having an address at c/o Winstanley Enterprises LLC, 150 Baker Avenue Extension, Suite 303, Concord, Massachusetts 07142 ("Purchaser").

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions set forth below, Seller and Purchaser desire to effectuate a “sale-leaseback” transaction;

WHEREAS, pursuant to the transaction, Seller agrees to sell, and Purchaser agrees to purchase the “Properties” (defined below); and

WHEREAS, simultaneous with the sale of the Properties, Seller, as “Tenant,” and Purchaser, as “Landlord” will enter into a lease for all or a portion of each of the Properties, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

1.1. Definitions.

As used herein the following terms shall have the following meanings:

“A&P” is defined in the Preamble to this Agreement.

“Applicable Law” means any laws, statutes, ordinances, codes, regulations, rules, orders, or other requirements of any local, state or federal authority or any other governmental entity or agency having jurisdiction over the Properties or any part thereof, including, without limitation, any of the foregoing affecting zoning, subdivision, building, health, traffic, environmental,  Hazardous Materials or flood control.

"Business Day" means a day, other than Saturday or Sunday, on which commercial banks in the State of New Jersey are open for the general transaction of business.

"Closing" means (a) the transfer of the Properties from Seller to Purchaser; (b) the Seller and Purchaser’s execution and delivery of the Supermarket Leases, (c) the payment of the Purchase Price by Purchaser to Seller, and (d) the delivery and performance of the other items and obligations to be delivered or performed hereunder at the time the Properties are transferred and the Purchase Price is paid.

"Closing Date" means November 7, 2010, subject to extension only as expressly provided in this Agreement.

“Deeds” is defined in Section 3.4(a).

“Deposit” means the sum of Fourteen Million Dollars ($14,000,000.00), and any interest or other earnings thereon.

“Escrow Agent” means the national office of Chicago Title Insurance Company located at 265 Franklin Street, Boston, Massachusetts 02110.

“Environmental Report” means those certain Phase I Environmental Reports on the Properties prepared by Whitestone Associates set forth on Exhibit I.

“Environmental Law” means any Applicable Law and binding administrative or judicial interpretations thereof, relating directly to the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of Hazardous Materials.

“Estoppel Requirement” is defined in Section 11.1(a).

“Existing Lease Assignment” is defined in Section 3.4(d).

“Existing Leases” means the existing leases on the Shopping Center Property set forth on the Rent Roll.  The Ground Leases shall not be considered Existing Leases.  At Closing, Purchaser shall purchase the Properties subject to the Existing Leases.

“Existing Tenant Estoppels” means the estoppel certificates from the Existing Tenants required pursuant to Section 11(a).

“Existing Tenants” means the tenants under the Existing Leases.

“Gas Station Lease” means that certain lease between Pathmark and the Gas Station Tenant dated October 24, 1975 for certain space on the Lawnside Property.

“Gas Station Tenant” means Leemilt’s Petroleum.

“Ground Landlord Estoppels” is defined in Section 11.1(b).

“Ground Landlords” means the landlords under the Ground Leases.

“Ground Lease Assignments” is defined in Section 3.4(e).

“Ground Leases” means the ground leases and basement lease applicable to the Properties set forth on Exhibit C-1 attached hereto.  At Closing, Seller shall assign and Purchaser shall assume the tenant’s interest under each of the Ground Leases.

“Hazardous Materials” means all materials (including without limitation wastes, pollutants and contaminants) in such quantity or concentration as to be subject to regulation pursuant to Environmental Law, including oils, petroleum, and petroleum products.

“HFF” is defined in Section 12.2(a).

“Improvements” means all buildings and other improvements located on the Parcels and all fixtures attached or affixed, actually or constructively, to the Parcels.

“Intangible Property” means all appurtenant easements, rights, and privileges related to the Parcels and the Improvements (including, without limitation, all approvals and development rights).

“Knowledge” means the actual knowledge of the present senior employees of the Corporate Real Estate Department of the Seller, without any independent inquiry other than the reading of this Agreement.

“Lawnside Property” means the Property located at 130 White Horse Pike, Lawnside, NJ.

“Material Adverse Effect” means an effect that is materially adverse to the physical or financial condition of the Properties, but shall exclude any effect resulting from (i) any occurrence or condition generally affecting the retail grocery industry; (ii) Acts of God and other force majeure events; (iii) the public announcement of this Agreement or the transactions contemplated hereby; and (iv) the acts or omissions of Purchaser or any of its Affiliates.

“Nemeroff” is defined in Section 12.2(a).

“Parcels” means the six (6) parcels of land described on Exhibits A-1 through A-6 attached hereto (including, without limitation, all air rights and subsurface rights).

“Partial Closing” means a Closing permitted to Purchaser under the provisions of this Agreement with respect to less than all of the Properties.  In the case of a Partial Closing all of the provisions of this Agreement shall apply with respect to the Properties subject to such Partial Closing and the Purchase Price in connection with such Partial Closing shall be calculated based on the Purchase Price allocated to the Properties subject to such Partial Closing as set forth on Exhibit A (and the Deposit shall be applied to such Properties on a prorated basis based on such allocation).  If the matters affecting the Property or Properties which have been removed from an initial Partial Closing (or Partial Closings) are subsequently satisfied such that pursuant to this Agreement a Partial Closing is to occur with respect to such Property or Properties, then all provisions of this Agreement shall apply with respect to such Property or Properties at the subsequent Partial Closing and the Purchase Price in connection with such subsequent Partial Closing shall be calculated based on the Purchase Price allocated to the Property or Properties subject to such subsequent Partial Closing as set forth on Exhibit A.

“Permits” means all licenses permits, consents, authorizations, and approvals with respect to the use, occupancy, possession and operation of the Parcels and Improvements now or hereafter issued, approved or granted by any governmental entity in connection with the Parcels and the Improvements.

“Permitted Encumbrances" is defined in Section 2.1.

"Properties" means all of the Parcels, together with all of Seller’s right, title or interest in the Improvements, Intangible Properties and the Permits related to the Parcels, the Ground Leases and the Existing Leases and any modifications or new leases made in accordance with the terms of this Agreement.  As the context so requires in this Agreement, a “Property” shall mean any one of the six (6) Parcels and any Improvements, Intangible Properties, Permits, Ground Leases and, with respect to the Shopping Center Property, the Existing Leases related thereto.

"Purchase Price" means the sum of Eighty Nine Million Eight Hundred Thirty Thousand Fifteen Dollars ($89,830,015.00).  The Purchase Price shall be allocated among the Properties in accordance with Exhibit A and is subject to adjustment pursuant to the provisions of this Agreement.

"Purchaser" is defined in the Preamble to this Agreement.

“Rent Roll” means the rent roll regarding the Existing Leases set forth on Exhibit C-1 attached hereto.

“Seller" is defined in the Preamble to this Agreement.

“Settlement Statement” is defined in Section 3.3.

“Shopping Center Property” means the Property located at 9210 Atlantic Avenue, Queens (Ozone Park), New York.

“Stand Alone Properties” means the Properties other than the Shopping Center Property.

“Supermarket Leases” means the six (6) supermarket leases to be entered into at Closing between Seller, as “Tenant”, and Purchaser, as “Landlord”.  For the Shopping Center Property, the Supermarket Lease for that Property will have a Demised Premises consisting of the current supermarket space on the Property; for the Stand Alone Properties, the Demised Premises will be the entire Parcel.  The Supermarket Leases will be substantially in the forms attached hereto as Exhibit B-1 through B-6 (including the guarantees attached thereto) and as described in Section 9.1 below. Purchaser acknowledges and agrees that Seller may designate either Pathmark or A&P to serve as the tenants under the Supermarket Leases so long as A&P is either the tenant or guarantor under all of the Supermarket Leases.

"Surveys" means the ALTA/ACSM surveys of the Properties listed on the attached Exhibit C-3.

“Title Conditions” means the “Schedule B” conditions and requirements and other title matters to be satisfied by Seller at or prior to the Closing as set forth on the attached Exhibit C-4.

“Unlimited Representations” means the representations and warranties of Seller set forth in Sections 7.1(g) and 7.1(q).

“Utility Deposits” is defined in Section 3.3(c).

ARTICLE 2 - SALE OF THE PROPERTY.

2.

2.1. Properties to be Sold and Conveyed.

Subject to the terms, conditions and covenants of this Agreement, Seller agrees to sell, convey and transfer good and marketable fee title (except with respect to the portions of the Properties subject to the Ground Leases, for which leasehold title shall be conveyed) and Purchaser agrees to purchase and accept all of Seller’s right, title and interest in and to the Properties.  The Properties shall be sold subject only to (a) such easements, covenants, restrictions, agreements, encumbrances and other matters of title of as enumerated on Exhibit C-6 attached hereto, (b) all present and future zoning and other governmental laws and regulations, (c) all facts revealed by the Surveys, and (d) the Existing Leases (the items enumerated in (a), (b), (c) and (d) are hereinafter collectively referred to as the "Permitted Encumbrances").  Further, in regard to the Lawnside Property, Seller will retain, and shall not assign, the Gas Station Lease.

2.2.           Payment of the Purchase Price.

The Purchase Price shall be paid as follows:

(a) The Deposit, to be paid by certified check, bank check or wire transfer by Purchaser to Escrow Agent on the Effective Date.  The Deposit shall be held in a trust account in accordance with Article 10.  The Deposit shall be non-refundable to Purchaser, except as expressly set forth in this Agreement, but shall be credited against the Purchase Price at Closing; and

(b) The Purchase Price, at Closing, by wire transfer to a bank and account designated by Seller, decreased by the Deposit, and increased or decreased by the closing adjustments described in Article 3 below.

ARTICLE 3 - CLOSING

3.

3.1. Closing Date.

The parties agree that the Closing shall take place on the Closing Date.  TIME IS OF THE ESSENCE of this Agreement and all covenants and deadlines hereunder.

3.2. Closing Place.

The Closing shall take place by escrow through the Escrow Agent.

3.3. Apportionments.

At the Closing, the following items shall be apportioned for the Properties as of 11:59 p.m. on the day preceding the Closing Date (provided, however, that no such items shall be apportioned with respect to the Stand Alone Properties except for the Annual Fixed Rent to be paid under the applicable Supermarket Leases):

(a)           Taxes, water, sewer and any other cost or expense customarily apportioned in a shopping center closing will be apportioned on the basis of a 30-day month and on the basis of the accrual method of accounting.  All such items attributable to the period prior to the Closing Date shall be credited to Seller, and all such items attributable to the period commencing on the Closing Date shall be credited to Purchaser;

(b)           All real estate taxes assessed against the Shopping Center Property shall be prorated between Seller and Purchaser on an accrual basis based upon the actual current tax bills.  If the most recent tax bills received by Seller before the Closing Date are not the actual current tax bills, then Seller and Purchaser shall initially prorate the taxes at closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available.  All real estate taxes accruing before the Closing Date shall be the obligation of Seller and all such taxes accruing on and after the Closing date shall be the obligation of Purchaser;

(c)           The actual or estimated charges for utilities accrued and payable by Seller shall be prorated between Seller and Purchaser, provided Purchaser is required by law or elects to assume Seller’s utility accounts.  Deposits for utilities (the "Utility Deposits"), plus any interest on the Utility Deposits to which Seller are or will be entitled that are held by the provider of the utilities and which are freely transferable to Purchaser, shall at the election of the Purchaser be assigned by Seller to Purchaser and Purchaser shall pay Seller the full amount thereof at Closing.  Seller shall retain the right to obtain a refund of any Utility Deposits which are not required to be assigned to Purchaser, and Purchaser will cooperate with Seller as reasonably requested in obtaining any refund.  With respect to water, sewer, electric and gas charges, Seller shall make reasonable efforts to obtain a reading of the meter or other consumption measuring device as of the Closing Date.  If the Seller is unable to obtain such a reading, Seller shall furnish a reading as of a date not more than thirty (30) days prior to the Closing Date and the unknown charges shall be apportioned on the basis of an estimate computed by utilizing such reading and the most recent bill from the utility provider;

(d)           Rent and all other amounts due under the Ground Leases shall be prorated between Seller and Purchaser as of the Closing Date based on the actual number of days in the month during which the Closing Date occurs.  Seller shall be entitled to a credit for any pre-paid rent under any of the Ground Leases with respect to the month in which the Closing Date occurs;

(e)           The prorated Fixed Annual Rent under the Supermarket Leases shall be credited to Purchaser as provided in Section 9.1 below; and

(f)           The rent and any security deposit under the Existing Leases shall be apportioned/credited as provided in Section 9.2 below. Any prepaid rents, rent concessions, tenant improvement allowances or deposits on account of expenses relating in whole or part to any period after the Closing shall be credited to Purchaser at Closing.

At Closing, the parties shall jointly execute a settlement statement (the “Settlement Statement”) setting forth all adjustments and the basis for same.  Seller shall deliver to Purchaser a draft of the Settlement Statement with appropriate back up information at least two (2) Business Days prior to the Closing Date.  All apportionments shall be subject to reconciliation for a period of one (1) year following Closing.

3.4. Seller's Deliveries.

At the Closing, Seller shall, on compliance by Purchaser with the obligations of Purchaser to be complied with under this Agreement prior to or at the Closing, deliver to Purchaser each of the following:

(a) Deeds in the forms attached as Exhibit D-1 through D-3, duly executed by Seller and in recordable form, to convey to Purchaser title to the Properties, subject only to the Permitted Encumbrances (the “Deeds”) together with such other instruments that are required or customary for the Deeds to be recorded (including, without limitation, any forms to be filed in connection with realty transfer fees, transfer taxes, document stamps or similar charges);

(b) (i) A standard form affidavit of title together with such other reasonable instruments or certifications reasonably requested by Purchaser’s title insurer so that Purchaser may obtain title policies for the Properties subject only to the Permitted Exceptions and (ii) any reasonable instruments, certifications or funds required in connection with the satisfaction of the Title Conditions;

(c) The Supermarket Leases, duly executed;

(d) An Assignment and Assumption of Leases for the Existing Leases for the Shopping Center Property in the form attached hereto as Exhibit E (the “Existing Leases Assignment”);

(e) An Assignment and Assumption of Ground Lease for each of the Ground Leases in the form attached hereto as Exhibit F (the “Ground Lease Assignments”);

(f) The Existing Tenant Estoppels and the Ground Landlord Estoppels;

(g) Tenant attornment letters from Seller to the Existing Tenants in the form of Exhibit G attached hereto;

(h) Affidavits sworn to by each party that constitutes Seller, in the form attached hereto as Exhibit H, stating under penalty of perjury that such Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code and stating such Seller's United States taxpayer identification number;

(i) A Secretary’s Certificate from A&P evidencing the necessary corporate approvals and authority of the Seller hereunder and of the tenant(s) and guarantor under the Supermarket Leases in the form attached hereto as Exhibit M and, if applicable, such other evidence of authority as may be reasonably required by Purchaser’s title insurer in connection with the transactions contemplated herein;

(j) The Settlement Statement;

(k) Original lease files for the Existing Leases and the Ground Leases (including, without limitation, fully-executed originals (if available) of the Existing Leases and the Ground Leases); and

(l) All books, records and other documents, databases, computer files and other materials in the possession or control of Seller and material to Purchaser’s ownership or operation of the Properties, including correspondence, Permits, licenses and approvals, as-built drawings, plans and specifications, and guaranties and warranties.

3.5. Purchaser's Deliveries.

At the Closing, Purchaser shall, on compliance by Seller with the obligations of Seller to be complied with under this Agreement prior to or at Closing, and satisfaction (or waiver by Purchaser) of all conditions set forth in Article 11 of this Agreement to Purchaser’s obligation to close, deliver to Seller each of the following:

(a) The Purchase Price (subject to Section 2.2(b));

(b) The Supermarket Leases;

(c) The Existing Leases Assignment;

(d) The Ground Lease Assignments; and

(e) The Settlement Statement.

3.6. Pre-submission.

Each party agrees to submit to the other party's attorneys copies of all documents to be delivered by such party at the Closing at least two (2) Business Days prior to Closing to the extent available, or if same are not available at said time, at such other time in as far in advance of the Closing as possible.

3.7. Realty Transfer Fee and Other Fees and Taxes.

(a) The realty transfer fee, transfer tax, document stamps or similar charges imposed on or in connection with the transfer of the Properties pursuant to this Agreement shall be paid by Seller.  Any mortgage recording tax incurred with respect to any financing of Purchaser or commercial mansion fees shall be paid by Purchaser.

(b) Seller shall pay its own counsel fees.

(c) All fees of Purchaser's counsel, survey, due diligence, recording fees, and title insurance premiums with respect to the transaction hereunder shall be paid by Purchaser.

(d)           All other governmental fees and taxes, if any, which are not otherwise addressed herein shall be paid in accordance with local custom in the county where the respective Property is located.

3.8. Assessments.

If, on the Closing Date, the Properties or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments of which the first installment is then due or has been paid, then for the purposes of this Agreement, the unpaid installments of any such assessments shall all be considered due and payable and shall be credited to Purchaser at or prior to Closing.  Any other such assessments shall be Purchaser's responsibility to pay directly.  Notwithstanding the foregoing, this Section 3.8 shall not be applicable to the Stand Alone Properties.

ARTICLE 4 - TITLE AND CONDITION OF PROPERTY

4.

4.1. Title, Permitted Encumbrances.

Title to the Properties shall be delivered at the Closing, subject only to the Permitted Encumbrances.  Seller covenants and agrees (a) not to encumber the Properties in any way during the pendency of this Agreement, (b) to deliver title to the Properties subject only to the Permitted Encumbrances and (c) to cause all Title Conditions to be satisfied on or prior to the Closing Date. Without limiting the generality of the foregoing, Seller hereby agrees that on or prior to the Closing Date Seller shall satisfy or cure all taxes, mortgages, deeds of trust, judgments, attachments, mechanic's or materialmen's liens or other such monetary encumbrances on the Properties.

4.2. Condition of Properties.

PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTIES IN THEIR "AS-IS", “WHERE IS” CONDITION "WITH ALL FAULTS" AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATION OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF THE SELLER, EXCEPT AS EXPRESSLY SET FORTH HEREIN.  Purchaser acknowledges that Purchaser has not relied, and is not relying, upon any information, document, sales brochures or other literature, maps or sketches, projection, proforma, statement, representation, guarantee or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by or made by or on behalf of the Seller except as expressly set forth herein.

ARTICLE 5 – PRE- CLOSING OBLIGATIONS

5.1           Covenants of Seller Pending Closing.

(a) From and after the Effective Date through the Closing Date, except as otherwise provided by this Agreement, Seller shall not enter into any contracts for services or otherwise that may be binding upon the Properties or upon Purchaser, nor shall any easements be created or any licenses given on the Properties, nor shall any legal action be taken with respect to the Properties, nor enter into any new lease of space in the Properties, amend, modify or waive any right under an Existing Lease (except as provided in Section 9.2 below) or drawdown on any lease deposit or give a notice of default or commence or threaten to commence any action against any tenant or other third party having an interest in the Properties, or amend or take any other action with respect to any of the Ground Leases, without the express prior written consent of Purchaser in each instance, which consent shall be granted or withheld in Purchaser’s sole discretion;

(b) From the Effective Date through the Closing Date, except as otherwise provided by this Agreement, Seller shall continue to operate the Properties in substantially the same manner as Seller has prior to the Effective Date;

(c) From the Effective Date through the Closing Date, except as otherwise provided by this Agreement, Seller shall not initiate, consent to, approve or otherwise take any action with respect to a change in any Permit or applicable zoning or any other governmental rules or regulations presently applicable to all or any part of the Properties;

(d) From the Effective Date through the Closing Date, Seller shall promptly give Purchaser a reasonably detailed written notice of: (i) any fire, flood or other material adverse change with respect to the Properties; (ii) any actual or proposed condemnation (or proceeding in lieu thereof) of which Seller obtains Knowledge; (iii) any written notice received by Seller claiming that the Property or the use and operation thereof fails to comply with Applicable Law; (iv) any written notice given or received by or on behalf of Seller claiming that Seller or any Existing Tenant is in default under an Existing Lease; (v) any written notice given or received by or on behalf of Seller claiming that Seller or any Ground Landlord is in default under any of the Ground Leases; and (vi) any written notice received by any Seller concerning any pending or threatened litigation or administrative proceeding affecting any of the Properties; and

(e) From the Effective Date through the Closing Date, Seller shall not sell or encumber all or any portion the Properties or any direct or indirect interest therein or enter into any agreement relating thereto.

ARTICLE 6 - CASUALTY AND CONDEMNATION

6.1           Casualty.

The risk of loss or damage to the Properties by fire or otherwise, beyond ordinary wear and tear, shall be upon Seller until the Closing, provided however, that, in the event of a casualty, Purchaser shall accept the Properties in their then “as is” condition at Closing (which shall not be delayed as a result of the casualty) and with respect to any casualty applicable to any portion of the Shopping Center Property subject to an Existing Lease, Seller shall, at the Closing, assign to Purchaser its rights under all insurance proceeds as a result of such casualty (to the extent applicable to such portion(s) of the Properties) and shall pay to Purchaser all insurance proceeds received by Seller with respect thereto, and Purchaser shall receive a credit at Closing in an amount equal to the deductibles under the insurance policies applicable thereto (provided, however, that with respect to any of the Stand Alone Properties or any portion of the Shopping Center Property that will be subject to a Supermarket Lease upon the Closing, Seller shall not so assign such rights, and Purchaser’s and Seller’s rights and obligations following the casualty shall be governed by the applicable Supermarket Lease).  Notwithstanding the foregoing, in the event that any casualty at a Property affects more than ten percent (10%) of the Improvements for such Property or entitles an Existing Tenant to terminate its Existing Lease or cease paying all or some of its rent or entitles a Ground Landlord to terminate its Ground Lease or would entitle a tenant under a Supermarket Lease (under the provisions of the applicable Supermarket Lease to be delivered at Closing) to terminate the applicable Supermarket Lease or cease paying all or some of its rent, then Purchaser shall have the right to remove such Property from this Agreement by giving notice of same to Seller within ten (10) Business Days after the casualty, and the parties shall proceed to a Partial Closing without such Property.

6.2	Condemnation.

(a) In the event that a permanent (or temporary that exceeds thirty (30) days) public condemnation, eminent domain or other taking proceeding shall be completed, commenced or threatened against an entire Property, or a material portion of any Property, prior to Closing, such that the Property cannot, in Purchaser’s reasonable judgment, be used for its intended purpose or which will impact access or parking, permit an Existing Tenant to terminate its Existing Lease or stop paying full rent, permit a Ground Landlord to terminate its Ground Lease, entitle a tenant under a Supermarket Lease (under the provisions of the applicable Supermarket Lease to be delivered at Closing) to terminate the applicable Supermarket Lease or stop paying full rent or reduce the value of any of the Properties by more than ten percent (10%), then Purchaser shall have the right to remove such Property from this Agreement by giving notice of same to Seller within ten (10) Business Days after the condemnation notice or other event giving Purchaser such termination right, and the parties shall proceed to a Partial Closing without such Property.

(b) In the event of a permanent public condemnation, eminent domain or other taking proceeding of a portion of the Properties prior to Closing, which is not described in Section 6.2(a), Purchaser shall complete the sale without any adjustment to the Purchase Price or other compensation for such condemnation except that any proceeds received by the Seller before the Closing on account thereof shall be paid over to Purchaser at Closing as a Closing adjustment, and Seller shall transfer and assign to Purchaser at Closing all of Seller's rights and interests in and to such award and proceeds and any proceeds received by the Seller after Closing on account thereof shall be paid over to Purchaser as a post-closing adjustment.

(c) The provisions of this Section 6.2 shall survive the Closing; provided, however, in the event of any inconsistency between the provisions of this Section 6.2 and any applicable provisions of any of the Supermarket Leases, the applicable provisions of the applicable Supermarket Lease or Supermarket Leases shall govern and control.

ARTICLE 7- REPRESENTATIONS AND WARRANTIES

7.1	Warranties and Representations of Seller.

Seller represents and warrants to, and covenants and agrees with, Purchaser as of the Effective Date (and on the Closing Date shall be deemed to reaffirm all such representations, covenants and warranties as of that date) that:

(a) Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation/formation and authorized to do business in the jurisdictions where the Properties are situate.  The execution, delivery and performance by Purchaser of the terms of this Agreement have been duly authorized by all necessary corporate action and do not conflict with the organizational/formation documents of Seller or any agreement to which Seller is bound or is a party or requires the consent of any party;

(b) Seller has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.  The execution and delivery by Seller of this Agreement and the Seller’s performance hereunder will not conflict with, or result in a breach of, any of the terms, covenants and provisions of any agreement or instrument to which Seller is a party or by which it is bound, or, to Seller’s Knowledge, any Governmental Regulation, or judgment, writ, injunction or decree of any court or governmental authority affecting Seller. The individual executing this Agreement on Seller’s behalf has been duly authorized to do so by all necessary all corporate action;

(c) Seller does not have Knowledge of any pending or threatened condemnation, eminent domain or similar proceeding affecting the Properties or any portion thereof;

(d) To Seller’s Knowledge and except as would not have a Material Adverse Effect, there are no suits, actions, claims or proceedings pending or threatened against or affecting the Properties, the Permits or any of the transactions provided for herein before any court or administrative agency or officer (including, without limitation, any bankruptcy, insolvency or similar proceeding) seeking to restrain, enjoin or otherwise prohibit the consummation of any of the transactions contemplated by this Agreement, and Seller has not breached or otherwise failed to perform with respect to any judgment, order, writ, injunction, rule or regulation of any court or governmental agency or office to which Seller is subject in any way affecting the Seller (but only to the extent that any such breach or failure to perform could reasonably be expected to have a Material Adverse Effect on Purchaser following the Closing), the Properties, the Permits or any of the transactions provided for herein;

(e) Seller does not have Knowledge of any pending or threatened special assessments affecting the Properties or any portion thereof.  There is no application or proceeding pending with respect to the reduction of the assessed valuation of any portion of the Properties;

(f) Seller is familiar with the provisions of Sections 897 and 1445 of the Internal Revenue Code (the “Code”), and Seller is not a “foreign person” or “disregarded entity” as those terms are defined in Section 1445(f)(3) of the Code;

(g) No bankruptcy or insolvency proceeding or petition under the U.S. Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Seller is pending, or, to Seller’s Knowledge, threatened. Seller has not caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or made an assignment for the benefit of creditors.  Seller is solvent, and Seller will not be made insolvent by the consummation of the transactions contemplated by this Agreement, nor does Seller contemplate any pending insolvency or believe or have reason to believe that it will not be able to pay its debts and other obligations as they become due (the parties acknowledge and agree that the terms and phrases used in this sentence shall be interpreted in accordance with Section 548 of the U.S. Bankruptcy Code).  Seller did not enter into this Agreement and the Seller will not consummate the transactions contemplated by this Agreement with any intent to hinder, delay or defraud any creditors.  The Purchase Price is good and valuable consideration for the Properties and has been negotiated in an arm’s length transaction between Seller and Purchaser; without limitation of the foregoing, Seller continued to market the Properties until immediately prior to the execution of this Agreement upon a separate understanding between Purchaser and Seller, which understanding is terminated by the execution of this Agreement, that Purchaser would have the right to match any materially higher offers received by Seller in connection with the sale of the Properties;

(h) To Seller’s Knowledge, except as disclosed in the Environmental Reports, (i) there has never been any release of Hazardous Materials into the environment from the Properties, or in, on or under the Properties, that has not been remediated in accordance with all Environmental Laws; and (ii) there are no underground fuel or oil storage tanks located at the Properties;

(i) Other than the Existing Leases (and one (1) lease at the Property located in Lawnside, New Jersey that will be a sublease under the Supermarket Lease at such Property following the Closing in respect of which Purchaser shall have no responsibility, obligation or liability), there are no leases or other agreements (written or verbal) that grant any possessory interest in and to any space situated on or in the Properties or that otherwise give rights with regard to use of the Properties for occupancy of any kind affecting the Properties;

(j) To Seller’s Knowledge, there are no service, maintenance, supply or other similar contracts affecting the Properties that will be binding on Purchaser; and in the event that any such contracts are discovered after the Closing, Seller shall satisfy all obligations thereunder and terminate such agreements and within ten (10) Business Days following Purchaser’s written demand, and pay in full any cost, demand, claim or other expense of any kind or nature related thereto;

(k) Seller has not received written notice of any uncured claims, demands, suits, orders, decrees or judgments relative to violations of (i) any of the Permits or any conditions thereof, or (ii) or any easement, restrictive covenant or other matter of record affecting the Properties;

(l) The Existing Leases are in full force and effect and have not been modified, amended, extended or assigned, except as expressly set forth in the Rent Roll.  With respect to the Existing Leases: (i) the rents and other charges payable by the Existing Tenants under the Lease are being paid on a current basis and there are no arrearages; (ii) there are no existing defaults by either Seller as the landlord, or to Seller’s Knowledge, the Existing Tenants, nor to Seller’s Knowledge are there any existing state of facts or conditions which, upon passage of time and/or giving of notice, could give rise to a default by either Seller as the landlord or the Existing Tenants; (iii) no rent under the Existing Leases have been paid more than thirty (30) days in advance; (iv) there are no security deposits under any Existing Leases except as shown on the Rent Roll, and any such security deposits are cash security deposits; and (v) all brokerage commissions and tenant improvement allowance (and any other amount payable to a tenant) payable by Seller as landlord (whether or not then due and payable) under or with respect to the Existing Leases, including, without limitation, any renewal or extension thereof have been paid in full or will be as of the Closing or credited to Purchaser against the Purchase Price.  Seller has properly performed all work required to be performed by landlord under each of the Existing Leases in accordance with provisions of the Existing Leases and, as the landlord under the Existing Leases, Seller has no further construction obligations, whether for initial construction or with respect to any expansion options, and has paid in full any tenant improvement contributions or other allowances.  To Seller’s Knowledge, any documents, test results or other submissions required to be delivered to the Existing Tenants under the Existing Leases have been delivered.  Seller has no Knowledge that any Existing Tenant intends to vacate its space, cease operating for business or request protection under any bankruptcy laws, insolvency laws or other similar laws.  The information on the Rent Roll is materially true and accurate and Seller has provided true, correct and complete copies of the Existing Leases to Purchaser.  No lease security deposit has been drawdown on;

(m) Seller has not given or received a notice of any violation of any Applicable Law governing either of the Properties or any covenant, condition or restriction or any agreement contained in any instrument encumbering or benefiting either of the Properties that remains uncured;

(n) No person, firm, corporation or other entity has any right or option (including, without limitation, any right of first refusal or first offer) to purchase the Properties or any portion thereof;

(o) Seller has delivered to Purchaser true, correct and complete copies of the Ground Leases.  The Ground Leases are in full force and effect, have not been amended, modified or supplemented, and each constitutes the entire agreement between Seller and the applicable Ground Landlord.  There is no default by Seller, nor to Seller’s Knowledge any Ground Landlord under any of the Ground Leases and, to Seller’s Knowledge, no condition or event that, with the passage of time or giving of notice, or both, has occurred that would constitute such a default.  No security deposit has been provided in connection with any of the Ground Leases.  No brokerage or leasing commission or fee payable by the tenant under any the Ground Leases is or will hereafter be due, and there are no agreements that will obligate Purchaser to pay any such amount on or after Closing in connection with any renewals or extensions or amendments of any of the Ground Leases;

(p) The sales and EBITDA information attached as Exhibit J is true, correct and accurate in all material respects; and

(q) At Closing there shall not be any collective bargaining agreements, management agreements or other employee agreements binding on Purchaser and Purchaser shall have no obligation with respect to any employees, and the only employees at the Properties shall be the employees of the tenants under the Existing Leases and the Supermarket Leases (and the only such collective bargaining agreements, management agreements or other employee agreements shall be binding on such tenants, but not Purchaser).

7.2           Survival.

The representations and warranties made by Seller in Section 7.1 are true and correct as of the date of this Agreement and shall be true and correct and deemed repeated as of Closing, and shall survive Closing for a period of twelve (12) months, provided however, the Unlimited Representations shall survive closing indefinitely without any such limitation on survival.

7.3           Warranties and Representations of Purchaser.

Purchaser warrants and represents to, and covenants and agrees with, Seller as follows:

(a)           Purchaser is a limited liability company, has full power and authority to execute, deliver and carry out its obligations under this Agreement and all documents to be executed in connection herewith and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all documents to be executed in connection herewith.  All persons executing this Agreement on behalf of the Purchaser have been duly authorized to do so;

(b)           This Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;

(c)           The execution, delivery and performance of this Agreement by Purchaser in accordance with its terms, will not violate, conflict with or result in the breach of any agreement or any law, regulation, contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is or may be bound;

(d)           No bankruptcy or insolvency proceeding or petition under the U.S. Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Purchaser is pending, or, to Purchaser’s knowledge, threatened. Purchaser has not caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or made an assignment for the benefit of creditors; and

(e)           Purchaser has funds sufficient for the Purchase Price.  Purchaser acknowledges and agrees that this transaction is not contingent upon financing of any kind or the availability of any specific funding source.

7.4	Survival.

The representations made by Purchaser in Section 7.3 are true and correct as of the date of this Agreement and shall be true and correct and deemed repeated as of Closing, but shall not survive Closing.

ARTICLE 8- DEFAULT

8.1	Default by Purchaser.

In the event that Purchaser defaults under this Agreement and such default continues for five (5) days after written notice from Seller to Purchaser specifying such default, Seller shall have as its sole and exclusive remedy the right to terminate this Agreement and retain the Deposit without the necessity of proving actual damages due to the difficulty of proving actual damages resulting from the breach of this Agreement by Purchaser.  In the event that litigation ensues regarding Seller's right to retain the Deposit and Seller ultimately prevails, Purchaser hereby waives any right to challenge the enforceability of this Section 8.1 or its reasonability.

8.2	Default by Seller.

In the event that Seller defaults under this Agreement and such default continues for five (5) days after written notice from Purchaser to Seller specifying such default, the Deposit shall immediately be refunded to Purchaser following Purchaser’s written demand and Purchaser shall, as its sole and exclusive remedy, have the right either (a) to seek specific performance of this Agreement, or, in the alternative (or if Purchaser sought specific performance and such remedy was denied or otherwise not available to Purchaser for any reason), (b) to terminate this Agreement and receive liquidated damages of $2,000,000 from Seller without the necessity of proving actual damages due to the difficulty of proving actual damages resulting from the breach of this Agreement by Seller.  In the event that litigation ensues regarding such liquidated damages or the amount thereof, Seller hereby waives any right to challenge the enforceability of this Section 8.2 or its reasonability.  The parties agree that except as expressly set forth in this Section 8.2 no damages of any kind whatsoever (including, without limitation, compensatory, special or consequential damages) shall be awarded as a result of Seller’s default.  Purchaser may, in its sole and absolute discretion, extend any time for performance of any obligation of Seller under this Agreement by written notice of such election given to Seller for one or more periods of up to thirty (30) days in total to provide additional time for the performance of any such obligation.

8.3	Partial Closing.

In addition to Purchaser’s remedies set forth in Section 8.2 above, if any default by Seller under this Agreement affects less than all of the Properties, Purchaser may, in its sole and absolute discretion, by written notice of such election given to Seller, elect to proceed to a Partial Closing with respect to the Properties that are not affected by such default.  In connection with such an election Purchaser may, in its sole and absolute discretion, by written notice of such election given to Seller, elect to consummate a Partial Closing with respect to the Property or Properties subject to Seller’s default following Seller’s cure thereof.

ARTICLE 9 – SUPERMARKET LEASES

9.1           Supermarket Leases.

(a)           At Closing, the parties shall mutually execute and deliver the Supermarket Leases for the Properties in the forms attached as Exhibits B-1 through B-6.

(a) At the Closing, Seller, as “Tenant,” shall pay the Fixed Annual Rent described in Section 5 of the Supermarket Leases, plus, with respect to the Supermarket Lease for the Shopping Center Property its proportionate share of estimated monthly CAM, Real Estate Taxes, and insurance, on a prorated basis as of 11:59 p.m. on the day preceding the Closing Date.

9.2	Existing Leases.

(a)           At the Closing, base rent and additional rent under the Existing Leases shall be apportioned for the Property as of 11:59 p.m. on the day preceding the Closing Date.  After Closing, any rent under the Existing Leases collected by either party shall be first credited to Purchaser for any rents then due and payable, next to Seller and Purchaser for the rent payable in the month in which the Closing occurs and then against any pre-closing arrearages due to Seller.  In the first twelve (12) months following the Closing, Seller may not commence a legal action against any Existing Tenant.  Thereafter, Seller may, but shall have no obligation to, commence a legal action to recover pre-closing arrearages from an Existing Tenant (provided, however, in no event shall Seller seek to terminate an Existing Lease or evict any Existing Tenant in connection with any such action).

(b)           Existing Tenants’ payments on account of “CAM” and percentage rent under the Existing Leases and the basis for billing therefor will be accounted for at Closing based on information available at such time, and Seller and Purchaser shall cooperate with respect thereto during the twelve (12) month period following the Closing such that all amounts accruing with respect thereto prior the Closing Date are paid or otherwise credited to Seller and all amounts accruing with respect thereto on or after the Closing Date are paid or otherwise credited to Purchaser.

(c)           At Closing, Purchaser shall receive a credit against the Purchase Price for any and all security deposits held by Seller pursuant to the Existing Leases.

ARTICLE 10 - ESCROW AGENT

10.1           Deposit in Escrow.

The Deposit and any interest earned thereon shall be held by the Escrow Agent, in trust and on the terms hereinafter set forth.  The term “Deposit” shall include any interest earned thereon.

10.2	Deliveries by Escrow Agent.

If Purchaser demands the Deposit pursuant to Section 8.1 or terminates this Agreement pursuant to Section 11.2(a), Escrow Agent shall immediately return the Deposit to Purchaser.  Except as provided in the previous sentence or at Closing, when the entire Deposit shall be paid to Seller, Escrow Agent shall not make any disbursements of the Deposit unless instructed by written instructions jointly signed by Seller and Purchaser directing Escrow Agent to disburse funds otherwise.

10.3	Disputes.

In the event of a dispute that results in litigation between Seller and Purchaser, the Escrow Agent shall deliver the monies held in the escrow to the Clerk of the Court in which such litigation is pending, or in the event of a dispute not then resulting in litigation, the Escrow Agent may continue to hold the monies in escrow or take such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties, including, but not limited to, depositing the monies held in the escrow in any court which the Escrow Agent shall select in New Jersey, and an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

10.4	Release and Indemnity.

(a) It is agreed that the duties of the Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith.  The Seller and Purchaser each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(b) Seller and Purchaser shall jointly and severally hold Escrow Agent harmless from and against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding.  Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

10.5	Stakeholder Only.

(a) The Escrow Agent is acting as a stakeholder only with respect to the monies to be deposited in the escrow.  Upon making delivery of such monies in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

(b) Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction in New Jersey.  After such resignation, Escrow Agent shall have no further duties or liability hereunder.

ARTICLE 11 – CONDITIONS TO CLOSING

11.1           Conditions Precedent.

Purchaser’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 11.1 on or before the Closing Date:

(a)           Purchaser shall have received an estoppel certificate from Fashion Bug (the “Estoppel Requirement”).  All Tenant estoppel certificates required under this Section 11.1(a) shall be substantially in the form attached hereto as Exhibit K.  No tenant estoppel certificate shall count toward the Estoppel Requirement if it discloses: (i) any material default by landlord or tenant or condition that, with the giving of notice, the passage of time, or both, would become a default, unless Seller actually cures the alleged default or condition prior to Closing to Purchaser’s reasonable satisfaction; (ii) any materially adverse amendment, modification or supplement to the Existing Lease in question that was not provided to Purchaser before the Effective Date; (iii) any outstanding tenant improvement allowances or obligations, moving allowances, free rent or other inducements or concessions owed to any Existing Tenant that were not disclosed in writing to Purchaser before the Effective Date, unless, with respect to any payment obligation to an Existing Tenant, Seller agrees to credit the amount of the obligation to Purchaser at Closing; or (iv) any other information that is inconsistent in any material adverse respect with the Rent Roll or the copies of the Existing Leases provided to Purchaser before the Effective Date.  (Although not a condition to Closing, Seller, as a post-Closing requirement shall use good faith, commercially reasonable efforts to obtain an estoppel certificate from each tenant under the Existing Lease, and shall deliver copies such estoppels to Purchaser promptly upon receipt thereof by Seller);

(b)           Purchaser shall have received an estoppel certificate from each Ground Landlord reflecting the terms of each Ground Lease and otherwise substantially in the form attached hereto as Exhibit L (the “Ground Landlord Estoppels”).  This condition shall not be satisfied if any of the Ground Landlord Estoppels discloses:  (i) any default under any of the Ground Leases or condition that, with the giving of notice, the passage of time, or both, would become a default unless Seller actually cures the alleged default or condition prior to Closing to Purchaser’s reasonable satisfaction; (ii) any material amendment, modification or supplement to any of the Ground Leases that was not provided to Purchaser before the Effective Date; or (iii) any other information that is inconsistent in any material respect with the Ground Leases or related information as provided to Purchaser before the Effective Date.  Seller shall use good faith, commercially reasonable efforts to obtain the Ground Landlord Estoppels from each of the Ground Landlords, and shall deliver a copy of such estoppels to Purchaser promptly upon receipt thereof;

(c)           On the Closing Date title to the Properties shall be conveyed to Purchaser in the condition required pursuant to Section 2.1 and Section 4.1; and

(d)           Seller shall prepare and Purchaser shall cooperate in good faith in the filing with the State of New Jersey Division of Taxation of a Notice of Sale (C-9600) (and a copy of this Agreement shall be submitted therewith) and Asset Transfer Tax Declaration (TTD) and Seller shall obtain a so-called “Bulk Sales Letter” before the Closing assuring that Purchaser shall not be personally liable for the payment to the State of New Jersey of taxes determined to be due from Seller as a result of the sale of the Lawnside Property.  In connection therewith and without limiting the generality of the foregoing, the Closing shall not occur until the State of New Jersey has issued such a so-called “bulk sales letter” and, if such letter requires the withholding of Seller’s proceeds from the Closing, an escrow therefor shall be established with the Escrow Agent and the funds held thereunder shall not be released to Seller except in accordance with instructions from the New Jersey Division of Taxation.

11.2           Failure of Condition Precedent.

(a) If any condition precedent set forth in Section 11.1 has not been satisfied on the Closing Date then Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit shall immediately be returned to Purchaser and the parties shall have no further obligations hereunder.

(b) Notwithstanding the foregoing, if the conditions set forth in Section 11.1 shall not have been fulfilled on or before the Closing Date, either Purchaser or Seller shall have the right, exercisable by written notice to the other party on or prior to the Closing Date, to extend the Closing Date for one or more periods of up to fifteen (15) days in total to provide additional time for the fulfillment of such conditions (and, if all such conditions are so fulfilled, the Closing Date shall be the date that is two (2) Business Days thereafter).  At the end of the any such 15-day period or periods, Purchaser may elect, in its sole discretion, to terminate this Agreement pursuant to Section 11.2(a) above or proceed to a Partial Closing pursuant to Section 11.2(c) below.  At the end of thirty (30) days, Seller may elect, in its sole discretion, to terminate this Agreement pursuant to Section 11.2(a) above or proceed to a Partial Closing pursuant to Section 11.2(c) below.

(c) Without limitation of and in addition to the provisions of Sections 11.2(a) and (b) above, if any failure of condition precedent affects less than all of the Properties, Purchaser may, in its sole and absolute discretion, by written notice of such election given to Seller, elect to proceed to a Partial Closing with respect to the Properties that are not affected by such failure.

(d)           The parties acknowledge and agree that the “Bulk Sales Letter” described in Section 11.1(d) will not be available by the Closing Date and that Purchaser shall on the Closing Date shall purchase all of the Properties other than the Lawnside Property, and shall purchase the Lawnside Property within two (2) Business Days following Purchaser’s receipt of the Bulk Sales Letter.

ARTICLE 12 - MISCELLANEOUS

12.1           Entire Agreement.

This Agreement, including all exhibits, schedules and documents attached hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other writing or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.  This Agreement may not be changed or modified, nor any provision hereof waived, except in writing by the party to be charged thereby.

12.2           Broker.

(a)           Purchaser and Seller represent and warrant to each other that neither has dealt with any broker, finder or agent in connection with this transaction other than Holliday Fenoglio Fowler, L.P (“HFF”) and Andy Nemeroff of the Imperial Capital Company (“Nemeroff”).

(b)           Seller shall pay HFF a commission pursuant to a separate commission agreement.  Purchaser shall pay Nemeroff a commission pursuant to a separate commission agreement.

(c)           Seller shall defend, indemnify and hold Purchaser and Nemeroff harmless from and against any claims of or liabilities to any broker, finder or agent based upon dealings or alleged dealings with Seller.  Purchaser shall defend, indemnify and hold Seller and HFF harmless from and against any claims of or liabilities to any broker, finder or agent based upon dealings or alleged dealings with Purchaser.

(d)           Without limiting the generality of the Section 12.2(c) above, Purchaser shall defend, indemnify and hold Seller and HFF harmless from and against any claims or liabilities to Morris Harary and A&H Acquisitions, and any claim from such brokers shall not be a default under this Agreement or a basis to postpone the Closing Date.

(e)           The obligations of Purchaser and Seller under this Section shall survive whether or not title closes hereunder and notwithstanding any release of either party pursuant to any other provisions of this Agreement.

12.3           Notices.

(a)           All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement shall be in writing and sent by (i) first class U.S. certified or registered mail, return receipt requested, with postage prepaid, or (ii) nationally recognized overnight courier (for next business day delivery), addressed as follows:

If to Seller:

Pathmark Stores, Inc.
Two Paragon Drive
Montvale, NJ  07645
Attention: Senior Vice President – Real Estate

With a copy to:

Pathmark Stores, Inc.
Two Paragon Drive
Montvale, NJ  07645
Attention:  Senior Counsel, Real Estate

If to Purchaser:

c/o Winstanley Enterprises LLC
150 Baker Avenue Extension
Suite 303
Concord, Massachusetts 07142
Attention:  Adam D. Winstanley

With a copy to:

Daniel A. Taylor, Esq.
DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110-1147

If to Escrow Agent

265 Franklin Street
Boston, Massachusetts 02110

(b)           Seller, Purchaser or Escrow Agent may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 12.3.  A notice or other communication sent in compliance with the provisions of this Section 12.3. shall be deemed given and received on (i) the third (3rd) day following the date it is deposited in the U.S. mail, or (ii) the date it is delivered (or delivery is refused) to the other party if sent by nationally recognized overnight courier.  Notices or receipts signed by the respective attorneys for the parties shall be deemed sufficient within the meaning of this Section without the signature of the parties themselves.

12.4           Governing Law.

This Agreement shall be governed by and construed under the laws of the State of New Jersey, without regard to conflict of law principles. The exclusive jurisdiction for any disputes concerning this Agreement shall be the Superior Court of New Jersey, Bergen County, and the parties hereby personally submit to such jurisdiction and waive all defenses relating to jurisdiction, venue and forum non convenience.

12.5           Interpretation.

The parties hereto agree that the terms, covenants and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that ambiguities in this Agreement, if any, shall be resolved against either party.  The parties hereto further agree that any controversy over the construction of this Agreement shall be decided neutrally, and without regard to events of authorship or negotiation and shall be construed reasonably to carry out its intent.  If any provision hereof shall be declared invalid by a court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible.  The article, paragraph and/or section headings and the arrangement of this Agreement is for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

12.6           Singular, Plural, Etc.

Wherever herein the singular is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa, as the context shall require.

12.7           Counterparts/Signatures.

This Agreement may be executed in several counterparts, which shall constitute one and the same instrument.  A facsimile, email, pdf or electronic signature shall be deemed an original signature.

12.8           Computation of Time.

Any time period provided for in this Agreement which ends on a Saturday, Sunday or legal holiday of the State of New Jersey shall be extended to the end of business on the next full Business Day.

12.9           Successors and Assigns.

This Agreement may not be assigned by Purchaser, except upon the express written consent of Seller, which Seller may withhold in its sole and absolute discretion; provided, however, that Purchaser shall have the right, on written notice to Seller, to assign all of its rights and obligations under this Agreement to any party or parties affiliated with Purchaser.  Purchaser shall also have the right to assign all of its rights under this Agreement with respect one of the Properties to one entity and all of its rights with respect to the other of the Properties to another entity in which event Seller shall deliver separate closing documents for each such entity (that is, Purchaser may assign [and intends to so assign] its rights to multiple entities such that, at Closing, each Property shall be transferred to a separate entity as “Purchaser”).  Any attempted assignment in breach of this Section 12.9 shall be null, void and of no legal effect.  This Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and to Seller’s and Purchaser’s respective heirs, personal representatives, successors and permitted assigns.  If multiple parties have executed this Agreement as the “Seller” hereunder, then such parties shall be jointly and severally liable for all obligations of the Seller under this Agreement and the documents delivered at Closing.  If Purchaser assigns its rights under this Agreement to multiple parties, then such parties shall be jointly and severally liable for all obligations of the Purchaser under this Agreement and the documents delivered at Closing.

12.10           Exhibits.

Each of the Exhibits referred to herein and attached hereto is incorporated herein by this reference.

12.11           No Recording.

Neither this Agreement nor any memorandum hereof may be recorded without the express written consent of both parties.  In the event that either party records this Agreement or any memorandum hereof without first obtaining such consent, such party shall be in material breach of this Agreement and the non-breaching party shall be entitled to pursue any and all of its remedies pursuant to this Agreement or as otherwise provided by law.

12.12           Termination.

Notwithstanding anything to the contrary herein, upon termination of this Agreement neither party shall have any further rights or obligations, except those rights and obligations arising under any sections of this Agreement which expressly survive termination of this Agreement.

12.13           Confidentiality.

The parties hereto agree that the terms of this Agreement and all materials obtained or information learned by Purchaser in connection with the transaction contemplated hereby will be used solely for Purchaser and Purchaser's agents in evaluating and closing the transaction and the Properties and all such information and materials (which is not available from third parties) will be kept confidential and shall not be disclosed to any other persons or entities other than as may be required by Purchaser to evaluate and/or close on the Properties or as may be required by law or court order.  The provisions of this Section shall survive the Closing or termination of this Agreement.

12.14           No Waiver.

The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

12.15           Exculpation.

None of the officers, directors, shareholders, partners, employees, agents, trustees or representatives (cumulatively, "Representatives") of either party or any of their respective affiliated entities shall be liable, accountable, or subject to any suit, action, proceeding or claim of any of the costs, expenses, or liability arising directly or indirectly, out of the party's failure or refusal to satisfy its obligations hereunder or out of the transactions contemplated by this Agreement.

12.16           Waiver of Right to Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY, VOLUNTARILY, KNOWINGLY AND IRREVOCABLY WAIVES ANY CONSTITUTIONAL OR OTHER RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN THE EVENT OF LITIGATION CONCERNING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE PARTIES PERFORMANCE THEREUNDER OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY INSTRUMENT, DOCUMENT OR AGREEMENT RELATED IN ANY WAY WHATSOEVER TO THE SUBJECT MATTER OF THIS AGREEMENT; AND IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL SPECIFICALLY WITH REFERENCE TO THIS CLAUSE.

12.17           Attorney Fees.

In the event litigation ensues under this Agreement, the substantially prevailing party shall be entitled to all reasonable attorney fees and all other reasonable out-of-pocket litigation costs incurred by such prevailing party.

12.18           Exclusivity.

In consideration of the significant time and expense devoted and to be devoted by Purchaser in connection with the acquisition of the Properties, Seller agrees that, during the term of this Agreement, it will not market the Properties or any portion thereof for sale or allow other potential purchasers to inspect or tour the Properties, and have not and will not enter into any agreement to sell the Properties or any portion thereof to any party other than Purchaser.  Notwithstanding anything to the contrary in this Agreement, and in addition to the other rights and remedies of Purchaser set forth in this Agreement, if Seller breaches its obligations under this Section 12.18, Purchaser shall have the right, at Purchaser’s election, to injunctive or other equitable relief.

12.19           Tort Indemnity.

Seller shall indemnify and hold Purchaser harmless from and against all costs, expenses, and claims asserted against, or incurred by Purchaser, by reason of any tort claim or any other claim regarding bodily injury or property damage relating to Seller’s ownership and/or use and occupancy of the Properties for the period prior to Closing.  This provision shall survive the Closing.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

WITNESS:                                                                SELLER:

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation

_________________________                                                                BY: __________________________________
Name: Craig H. Feldman                                                                Name: Christopher W. McGarry
Title:   Senior Vice President

PATHMARK STORES, INC., a Delaware corporation

_________________________                                                                BY: __________________________________
Name: Craig H. Feldman                                                                Name: Christopher W. McGarry
Title:   Vice President and Secretary

PLAINBRIDGE LLC, a Delaware limited liability company

_________________________                                                                BY: __________________________________
Name: Craig H. Feldman                                                                Name: Christopher W. McGarry
Title:   President

UPPER DARBY STUART, LLC, a Delaware limited liability company

_________________________                                                                BY: __________________________________
Name: Craig H. Feldman                                                                Name: Christopher W. McGarry
Title:   President

LANCASTER PIKE STUART LLC, a Delaware limited liability company

_________________________                                                                BY: __________________________________
Name: Craig H. Feldman                                                                Name: Christopher W. McGarry
Title:   President

WITNESS:                                                                PURCHASER:

WE APP I LLC, a Delaware limited liability company

________________________                                                                BY:_________________________________
Name:                                                                Name:
Title:

WITNESS:                                                                ESCROW AGENT

CHICAGO TITLE INSURANCE COMPANY

________________________                                                                _________________________________
Name:                                                                Name:
Title:

LIST OF EXHIBITS

Exhibit A                                Property Information and Purchase Price Allocation
Exhibit A-1	Legal Description of 421 South 29th Boulevard, Upper Darby, Pennsylvania
Exhibit A-2	Legal Description of 130 White Horse Pike, Lawnside, New Jersey
Exhibit A-3	Legal Description of 4055 Merrick Road, Seaford, New York
Exhibit A-4	Legal Description of 1764 Grand Avenue, Baldwin, New York
Exhibit A-5	Legal Description of 9210 Grand Avenue, Queens, New York
Exhibit A-6	Legal Description of 3901 Lancaster Pike, Wilmington, Delaware
Exhibit B-1	Form of Supermarket Lease for 421 South 29th Boulevard, Upper Darby, Pennsylvania
Exhibit B-2	Form of Supermarket Lease for 130 White Horse Pike, Lawnside, New Jersey
Exhibit B-3	Form of Supermarket Lease for 4055 Merrick Road, Seaford, New York
Exhibit B-4	Form of Supermarket Lease for 1764 Grand Avenue, Baldwin, New York
Exhibit B-5	Form of Supermarket Lease for 9210 Grand Avenue, Queens, New York
Exhibit B-6	Form of Supermarket Lease for 3901 Lancaster Pike, Wilmington, Delaware
Exhibit C-1	Rent Roll
Exhibit C-2	Ground Leases
Exhibit C-3	Surveys
Exhibit C-4	Title Conditions
Exhibit C-5	Partial List of Permitted Encumbrances
Exhibit D-1	Form of New Jersey Deed
Exhibit D-2	Form of New York Deed
Exhibit D-3	Form of Pennsylvania Deed
Exhibit D-4	Form of Delaware Deed
Exhibit E	Form of Existing Leases Assignment
Exhibit F	Forms of Ground Lease Assignment
Exhibit G	Form of Existing Tenant Attornment Letter
Exhibit H	Form of FIRPTA Certificate
Exhibit I	List of Environmental Reports
Exhibit J	Sales and EBITDA Information
Exhibit K	Form of Existing Tenant Estoppel
Exhibit L	Forms of Ground Landlord Consent and Estoppel
Exhibit M	Form of Secretary’s Certificate

EXHIBIT A

PROPERTY INFORMATION AND PURCHASE PRICE ALLOCATION

EXHIBITS A-1 THROUGH A-6

LEGAL DESCRIPTIONS

(Attached)

EXHIBITS B-1 THROUGH B-6

SUPERMARKET LEASE FORMS

(Attached)

EXHIBIT C-1

RENT ROLL FOR SHOPPING CENTER PROPERTY

LEASE ENTITY / TENANT NAME		MONTHLY RENT	ANNUAL RENT	START	END	SIZE - S.F.	RENT/ S.F.	SECURITY DEPOSIT

*ALL PET DISTRIBUTORS		$8,002.13	$96,025.56	4/1/2005	3/31/2008	2,480	$38.72
*Tenant is M-to-M

ATLANTIC RESTAURANT (BURGER KING)		$10,416.67	$125,000.04	5/1/2006	4/30/2011	2,996	$41.72	$5,000.00
	STEP	$12,083.33	$144,999.96	5/1/2011	4/30/2016	2,996	$48.40
	STEP	$14,166.67	$170,000.04	5/1/2016	4/30/2020	2,996	$56.74
	STEP	$15,833.33	$189,999.96	5/1/2020	4/30/2024	2,996	$63.42
	STEP	$17,083.33	$204,999.96	5/1/2024	4/30/2026	2,996	$68.42
	% Rent: 6% over 5% break point

COACH NAILS & SKIN CARE		$1,975.00	$23,700.00	11/1/2006	10/31/2011	600	$39.50	$5,000.00

EYEGLASS SERVICE INDUSTRY		$5,370.56	$64,446.72	11/1/2008	10/31/2011	1,323	$48.71	$10,425.38
	STEP	$5,639.09	$67,669.08	11/1/2011	10/31/2014	1,323	$51.15
	STEP	$5,751.87	$69,022.44	11/1/2014	10/31/2015	1,323	$52.17
	OPTION	$5,866.91	$70,402.92	11/1/2015	10/31/2016	1,323	$53.21
	STEP	$5,984.25	$71,811.00	11/1/2016	10/31/2017	1,323	$54.28
	STEP	$6,163.78	$73,965.36	11/1/2017	10/31/2018	1,323	$55.91
	STEP	$6,348.69	$76,184.28	11/1/2018	10/31/2019	1,323	$57.58
	STEP	$6,539.15	$78,469.80	11/1/2019	10/31/2020	1,323	$59.31

FASHION BUG		$12,670.00	$152,040.00	1/31/2010	10/31/2010	5,068	$30.00
	% rent of 4% over $3,101,250

GAMESTOP		$5,685.63	$68,227.56	8/1/2008	7/31/2013	2,481	$27.50

OZONE PARK WINES & LIQUORS		$4,198.06	$50,376.72	11/1/2007	10/31/2012	1,204	$41.84	$7,800.00
	STEP	$4,827.77	$57,933.24	11/1/2012	10/31/2017	1,204	$48.12

EXHIBIT C-2

GROUND LEASES

EXHIBIT C-3

SURVEYS

EXHIBIT C-4

TITLE CONDITIONS

EXHIBIT C-5

PARTIAL LIST OF PERMITTED ENCUMBRANCES

EXHIBIT D-1

FORM OF NEW JERSEY DEED

EXHIBIT D-2

FORM OF NEW YORK DEED

EXHIBIT D-3

FORM OF PENNSYLVANIA DEED

EXHIBIT D-4

FORM OF DELAWARE DEED

EXHIBIT E

FORM OF ASSIGNMENT

ASSIGNMENT AND ASSUMPTION OF EXISTING LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (the "Assignment") is made as of November_____, 2010 between ______________________ LLC, a Delaware corporation, having an address at Two Paragon Drive, Montvale, New Jersey 07645 ("Assignor"), and WE APP _____, a Delaware limited liability company, having an address at 150 Baker Avenue  Extension, Suite 303, Concord, Massachusetts 07142 ("Assignee").

R E C I T A L S :

A.  Assignor is the owner of certain property commonly known as __________ and more particularly described on Schedule A attached hereto and made a part hereof (the "Premises").

B.  The Property is subject to certain leases and agreements, as more fully set forth in the rent roll attached hereto as Schedule B (collectively, the "Leases").

C.  Assignor, on the date hereof, has conveyed the Property to Assignee.

D.  In connection with the conveyance of the Property, Assignor has agreed to assign its interest in the Leases, and Assignee has agreed to assume Assignor's interest therein from and after such conveyance.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, the parties agrees as follows:

ASSIGNOR HEREBY ASSIGNS, transfers and delivers all of the Assignor's right, title and interest in and to the Leases.

ASSIGNEE HEREBY ACCEPTS the foregoing assignment and assumes all of the obligations of Assignor under the Leases arising or to be performed by Assignor under the Leases on and after the date hereof; and

ASSIGNEE FURTHER AGREES to indemnify assignor against and to hold Assignor harmless from any liabilities, losses, damages, claims, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements incurred by Assignor and arising from or as a result of the failure of Assignee to perform the obligations of lessor under the Leases applicable to the period occurring from and after the date as of which this Assignment has been executed and delivered to Assignee, including without limitation, claims for the return of any security deposit listed on Schedule B.

ASSIGNOR AGREES to indemnify Assignee against and to hold Assignee harmless from any liabilities, losses, damages, claims, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements incurred by Assignee and arising from or as a result of the failure of Assignor to perform the Assignor's obligations under the Leases, applicable to the period occurring prior to the date as of which this Assignment has been executed and during the period of Assignor's ownership of the Property, including without limitation, claims for the return of any security deposit not listed on Schedule B.

IN WITNESS WHEREOF, this Assignment has been executed by the duly authorized officers of Assignor and Assignee as of the day and year first above written.

WITNESS:                                                                ASSIGNOR:

__________________ LLC, a Delaware limited liability company

_________________________                                                                BY: __________________________________
Name: Craig H. Feldman                                                                Name: Christopher W. McGarry
Title:  President

WITNESS:                                                                ASSIGNEE:

WE APP______, a Delaware limited liability company

________________________                                                                _________________________________
Name:                                                                Name:
Title:

EXHIBIT F

FORM OF GROUND LEASE ASSIGNMENTS

(Attached)

EXHIBIT G

FORM OF EXISTING TENANT ATTORNMENT LETTER

PATHMARK STORES, INC
Legal Department
2 Paragon Drive
Montvale, NJ  07645

As of November__, 2010

Certified Mail, RRR

____________________

Re: Lease between Pathmark Stores, Inc., as “Landlord”, and _________, a ___________, as “Tenant”, dated as of __________ (the “Lease”) for premises located at 92[10] Atlantic Avenue, Queens, NY (“Demised Premises”).

Dear Sir/Madam:

Please be advised that Pathmark Stores, Inc. has sold all of its right, title and interest in the Demised Premises and the Lease to WE APP_______, a Delaware limited liability company (“New Landlord”) effective November____, 2010.

All payments and all inquiries and notices concerning rent should be directed as follows:

All property management related inquiries should be directed to New Landlord at:

Your security deposit in the amount of $_______________ has been transferred to New Landlord, and you are to look to ________for the return of same.

Please update your records and best of luck in the future.

Very truly yours,

___________________________________

By: ______________________
Name: Christopher W. McGarry
Title: [Vice President and Secretary]

CC:  WE APP_____LLC

EXHIBIT H

FORM OF FIRPTA CERTIFICATE

STATE OF NEW JERSEY)
) ss
COUNTY OF                                BERGEN)

Christopher W. McGarry, being first duly sworn deposes and states under penalty of perjury:

1.      That he is the President of ______________ LLC, the transferor of the Property located on Schedule 1 attached hereto.

2.      That the transferor’s office address is Two Paragon Drive, Montvale, New Jersey 07645.

3.      That the United States taxpayer identification number for the transferor is [22-2879612].

4. That the transferor is not a “foreign person” as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

5. This affidavit is given to WE APP________ LLC, a Delaware limited liability company, the transferee of the property described in Paragraph 1 above, for the purpose of establishing and documenting the non-foreign affidavit exemption to the withholding requirement of Section 1445 of the Code.  The transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Very truly yours,

________________, LLC

By: ______________________
Name: Christopher W. McGarry
Title: President

Subscribed and sworn to before me
this _____ day of November, 2010

______________________________

EXHIBIT I

ENVIRONMENTAL REPORTS

EXHIBIT J

SALES AND EBITDA INFORMATION

(Attached)

EXHIBIT K

FORM OF EXISTING TENANT ESTOPPEL

ESTOPPEL CERTIFICATE

_______ 2010

PATHMARK STORES, INC.
Two Paragon Drive
Montvale, New Jersey 07645

[PURCHASER]

RE:           _____________
Store # (if any)
Lease Dated:
Landlord:
Tenant:
Term Ending:
Options:
Purchaser:

Gentlemen:

________________  (“Landlord”) has notified __________________(“Tenant”) that it is under contract to sell the Premises to ____________________, a ____________ limited liability company (“Purchaser”).  This certificate will be delivered to Purchaser, any party providing financing or equity funding to Purchaser or any successor or assign thereof in connection with such sale, and all such parties may rely upon the certifications set forth herein with respect to such sale and/or financing.  Tenant hereby certifies as follows:

1.           A true and complete copy of the lease, including all amendments, modifications, and extensions (as amended, modified, and extended, the “Lease”), is annexed hereto and made a part hereof.  The Lease, including all amendments, modifications, and extensions consists of the following documents:

(a)
(b)

2.           The Lease is in full force and effect and is valid and enforceable according to its terms.

3.           The Landlord is not in default under any of the terms of the Lease, nor has any event occurred which with the passage of time or the giving of notice would constitute a default under the Lease.

4.           All rent, charges or other payments due the Landlord under the Lease have been paid as of the date of this certification.

5.           Tenant has not paid any of the rents, charges or other payments due under the Lease more than one (1) month in advance as of the date of this certification.  The fixed annual or base rent currently payable under the Lease is $ per annum payable in advance in fixed monthly installments of $ each per month and is due to be increased to $_________ on _____________.  In addition, Tenant is currently paying $___________ monthly, which is Tenant’s pro rata share of common area charges; $_______ monthly, which is Tenant’s pro rata share of taxes, and $__________ monthly, which is Tenant’s pro rata share of insurance premiums.

6.           Landlord is holding a security deposit in the amount of $__________.  If such blank is left blank, then Landlord is not holding any security deposit.

7.           Tenant has no claims, counterclaims, defenses or set-offs against the Landlord arising from the Lease as of the date hereof.

8.           All required construction has been completed to the Tenant’s satisfaction and Tenant is occupying the Premises.  Tenant has been paid all sums (if any) with respect to allowances for construction performed at the premises under the Lease or any other allowances or other tenant inducements provided for in the Lease.

9.           Tenant’s interest in the premises under the Lease has not been assigned or encumbered, and no portion of such premises has been encumbered.

10.           Any notices which may or shall be given to Tenant under the terms of the Lease are to be sent to Tenant at the following address:____________________________________________________________________________________________________________________________________________________.

11.           Tenant has not requested any rent relief or other concessions from Landlord concerning any Lease obligation.  Tenant does not presently perceive any reason it can not continue to meets its Lease obligations as same accrue in the ordinary course.

The undersigned has all requisite authority to execute this certificate on behalf of Tenant.  The undersigned acknowledges that the parties entitled to rely on this certificate will rely on this certificate in connection with the decision to purchase the Property and/or provide financing in connection therewith.

Very truly yours,

TENANT:

_________________

By:_____________________________
Name:
Title:

EXHIBIT L

FORMS OF GROUND LANDLORD CONSENT AND ESTOPPEL

EXHIBIT M

FORM OF SECRETARY’S CERTIFICATE